FREE WRITING PROSPECTUS Dated November 2, 2011	Filed Pursuant to Rule 433 Registration No. 333-159392 Registration No. 333-159392-03

$704,724,000

World Omni Auto Receivables Trust 2011-B

Issuing Entity

$158,000,000 Class A-1 Asset-Backed Notes, Series 2011-B

$197,000,000 Class A-2 Asset-Backed Notes, Series 2011-B

$243,000,000 Class A-3 Asset-Backed Notes, Series 2011-B

$87,531,000 Class A-4 Asset-Backed Notes, Series 2011-B

$19,193,000 Class B Asset-Backed Notes, Series 2011-B

World Omni Auto Receivables LLC

Depositor

World Omni Financial Corp.

Servicer and Sponsor

The depositor has filed with the Securities and Exchange Commission (“SEC”) a preliminary prospectus supplement dated October 27, 2011 and a prospectus dated October 27, 2011, which describe the notes to be issued by the issuing entity. You should review the prospectus supplement and the prospectus in their entirety before deciding to purchase any of the notes. This Free Writing Prospectus supersedes the Free Writing Prospectus filed with the SEC by the depositor on October 27, 2011.

Ratings

It is a condition to the issuance of the notes that, on the closing date, each class of notes will receive at least the following ratings from Standard and Poor’s Rating Services, a Standard & Poor’s Financial Services LLC business (“Standard & Poor’s”), and Moody’s Investors Service, Inc. (“Moody’s”):

Class	Standard & Poor’s	Moody’s
A-1	A-1+(sf)	P-1(sf)
A-2	AAA(sf)	Aaa(sf)
A-3	AAA(sf)	Aaa(sf)
A-4	AAA(sf)	Aaa(sf)
B	AA(sf)	A2(sf)

Joint Bookrunners of the Class A Notes

J.P. Morgan	Barclays Capital	Morgan Stanley

Co-Managers of the Class A Notes

BofA Merrill Lynch	Deutsche Bank Securities	PNC Capital Markets LLC	Wells Fargo Securities

Underwriters of the Class B Notes

J.P. Morgan	Barclays Capital	Morgan Stanley

STATEMENT REGARDING THIS FREE WRITING PROSPECTUS

The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the issuer, the depositor and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-866-669-7629.